Exhibit 10.1

October 27, 2026

Brett,

I am pleased to confirm our discussion and offer your promotion to Chief Accounting Officer, effective October 28, 2026, reporting to Peter Fjellman, CFO. Your new annual base salary will be $300,000.
•You will remain eligible for the Compass Minerals Management Annual Incentive Program (MAIP), and your incentive target will increase to 40% of your base salary, effective October 28, 2026.

•You will remain eligible for the Compass Minerals Long Term Incentive Program (LTIP). Beginning with the 2027 fiscal year grant cycle (fiscal year beginning October 1, 2026), your annual incentive target will be $115,000 in restricted stock units (RSUs).

•Your new estimated total annual compensation represents an increase of approximately 46%.

This offer is conditional upon Compensation Committee approval and Board of Directors’ appointment.

Congratulations. I look forward to working with you as we continue to build our business. If you have any questions or would like to discuss this in more detail, please contact me directly at your convenience. Please sign below to acknowledge your acceptance of this offer and return the signed letter to me by noon on Wednesday, October 28, 2026.

Sincerely,
/s/ Amy Tills
Amy Tills
CHRO

By signing below, you acknowledge and agree that your employment with the company is at will. This means your employment is not for any specified duration, and either you or the Company may terminate it at any time, with or without cause and with or without notice.

/s/ Brett Teuscher	10/28/2026
Brett Teuscher	Date